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                                                                     EXHIBIT 2.6


                                ESCROW AGREEMENT

         This Escrow Agreement (this "Agreement") is made and entered into as of February 5, 1999 (the "Effective Date") by and among The TriZetto Group, Inc., a Delaware corporation ("TriZetto"), the parties listed on Exhibit A attached hereto (collectively, the "Stockholders," and each individually, a "Stockholder"), Dennis Cannelis as the representative of the Stockholders (the "Representative"), and Bankers Trust Company of California, N.A. as escrow agent (the "Escrow Agent").

                                    RECITALS

         WHEREAS, the Stockholders are sole stockholders of Creative Business Solutions, Inc., a Delaware corporation ("CBS"). CBS, the Stockholders and TriZetto have entered into a Stock Purchase Agreement dated as of February 5, 1999 (the "Purchase Agreement"), pursuant to which TriZetto will purchase all of the issued and outstanding shares of CBS Common Stock (the "CBS Stock") from the Stockholders;

         WHEREAS, the Purchase Agreement provides that a portion of the consideration will be withheld from the Purchase Price (as defined in the Purchase Agreement) and will be placed in an escrow established in accordance with this Agreement to secure the indemnification obligations under Article V of the Purchase Agreement; and

         WHEREAS, the parties desire to enter into this Agreement to establish the terms and conditions under which the escrow will be established and maintained.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the foregoing and the mutual promises, representations, warranties, covenants and agreements herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

         1. CERTAIN DEFINED TERMS.

                 1.1 TERMS DEFINED IN PURCHASE AGREEMENT. Capitalized terms used in this Agreement and not otherwise defined herein shall have the same meanings given to such terms in the Purchase Agreement.

                 1.2 ESCROW. As used herein, the "Escrow" means the escrow and the Escrow Account (as defined in Section 3.1 below) established pursuant to this Agreement in which the Escrowed Property (as defined in Section 1.3 below) will be held to secure the indemnification obligations of the Stockholders in accordance with Article V of the Purchase Agreement.

                 1.3 ESCROWED PROPERTY. As used herein, the "Escrowed Property" means, collectively: (a) twenty percent (20%) of the total number of shares of TriZetto Common Stock issued on the Closing Date in connection with the purchase of the CBS Stock (the "Escrow Shares") and the Stock Powers (as defined in
Section 3.1 below) executed and delivered by the Stockholders; (b) all interest or other amounts paid with respect to such Escrow Shares; and (c) all other property (not including cash dividends but including Distributions and Secondary Distributions (as defined in
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Section 3.2 below)) other than cash dividends issued or paid with respect to any
Escrow Shares that are deposited in the Escrow Account pursuant to this Agreement, all of which shall be deemed to be "Escrowed Property" upon deposit in the Escrow Account. The number of Escrow Shares of each Stockholder that will be placed in the Escrow Account is equal to such Stockholder's Pro Rata Share
(as defined in Section 2.1 and as listed on Exhibit A hereto) of the Escrowed Property.

                 1.4 TERMINATION DATE. "Termination Date" means the second anniversary of the Closing Date, unless TriZetto and the Stockholders provide written notice to the Escrow Agent of earlier termination.

         2. AGREEMENT.

                  2.1 INDEMNIFICATION BY STOCKHOLDERS. By virtue of the Stockholders' execution and delivery of the Purchase Agreement, the Stockholders have agreed, and by executing this Agreement each Stockholder hereby confirms that such Stockholder agrees, subject to the terms and conditions of this Agreement and Article V of the Purchase Agreement:

                           (a) to indemnify and hold harmless TriZetto, its
officers, directors, stockholders, employees and agents from and against any and all Claims and Liabilities to the extent provided in Article V of the Purchase Agreement;

                           (b) to establish the Escrow pursuant to this
Agreement to secure the indemnification obligations of the Stockholders under
Article V of the Purchase Agreement;

                           (c) without limiting such Stockholder's obligations
under paragraph (a) above, that in the event TriZetto, its officers, directors, stockholders, employees and agents (hereinafter, collectively, "TriZetto") incurs any Claims and Liabilities provided in Article V of the Purchase Agreement, the Escrowed Property shall, subject to the provisions of the Purchase Agreement requiring an offset to the Promissory Notes (prior to making a claim against the Escrowed Property) and this Agreement, be transferred to TriZetto to compensate TriZetto for such Claims and Liabilities, with the portion of the Escrowed Property to be so transferred to be pro rata as to each Claim and Liability among the Stockholders according to each Stockholder's proportionate share of the Escrowed Property set forth on Exhibit A hereto (the "Pro Rata Share");

                           (d) to appoint the Representative as the
Stockholders' representative, attorney-in-fact and agent for purposes of this Agreement to act for and on behalf of each Stockholder as provided herein, and to the taking by the Representative of any and all actions and the making of any decisions required or permitted to be taken or made by the Representative on the Stockholders' behalf under this Agreement; and

                           (e) to all of the other terms and conditions of this
Agreement.

         3. FORMATION OF ESCROW ACCOUNT.

                  3.1 DELIVERY AND DEPOSIT OF ESCROWED PROPERTY. Upon the execution of this Agreement by all parties hereto, TriZetto will promptly deliver to the Escrow Agent the Escrow Shares in the form of duly authorized and executed stock certificates issued in the respective names


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of the Stockholders, representing each Stockholder's Pro Rata Share of the
Escrow Shares; and (b) each Stockholder will promptly deliver to the Escrow Agent duly executed Stock Powers and Assignments Separate From Certificate for such Stockholder's Escrow Shares in the form of Exhibit B ("Stock Powers"), signed in blank by such Stockholder. The Escrow Agent agrees to accept delivery of the above-mentioned Escrowed Property, which shall be clearly designated by TriZetto as "Escrowed Property", and to hold the same in escrow in an escrow account (the "Escrow Account"), subject to the terms and conditions of this Agreement. The Escrow Agent shall deliver a Receipt and Acknowledgement to the Representative upon receipt of the Escrowed Property.

                  3.2 DISTRIBUTIONS, CONVERSIONS, VOTING AND RIGHTS OF OWNERSHIP. So long as the Escrow is in effect, dividends payable in stock or securities of TriZetto or of any other person, firm or entity or any other property, other than cash dividends which shall be distributed to Stockholders, or other distributions of any kind (including without limitation shares of TriZetto Common Stock issued in connection with a subdivision or split of TriZetto's Common Stock) that are paid, issued or made by TriZetto in respect of the Escrow Shares that are issuable by TriZetto or a third party upon the conversion or other exchange of Escrow Shares in a merger, consolidation or other transaction affecting the Escrow Shares (the "Distributions"), or in respect of any such Distributions ("Secondary Distributions"), will be immediately delivered to the Escrow Agent and will be held in the Escrow on the same terms and conditions as those applied hereunder to the Escrow Shares and the Stockholders will promptly sign and deliver to the Escrow Agent new Stock Powers or other applicable instruments of transfer for such Distributions and/or Secondary Distributions (duly executed in blank by the Stockholders) to be held in the Escrow as Escrowed Property pursuant to this Agreement. As used herein, the terms "Escrowed Property" includes all Distributions and Secondary Distributions on Escrowed Property and the term "Escrow Shares" includes all Distributions and Secondary Distributions on Escrowed Property consisting of stock or other securities. The Stockholders will have the right to exercise any and all rights to vote (including, if necessary, directing the Escrow Agent to vote) the Escrow Shares deposited in the Escrow Account for their account so long as such Escrow Shares are held in the Escrow and have not been released to TriZetto as provided herein and TriZetto will take all steps necessary to allow the exercise of such rights. While the stock certificates representing, and Stock Powers for, Escrow Shares remain in the Escrow Agent's possession pursuant to this Agreement, the Stockholders, will (subject to the provisions of Sections
3.3 and 3.4 below) retain and be able to exercise all other incidents of ownership of the Escrow Shares that are not inconsistent with the terms and conditions of this Agreement. If reasonably requested to do so by TriZetto or the Escrow Agent, each Stockholder shall promptly execute and deliver to the Escrow Agent (or to TriZetto, as to Escrow Shares that are released to TriZetto as provided herein) replacement Stock Powers for any Escrow Shares or other shares of stock or securities that are or become Escrowed Property. If requested by TriZetto, due to the failure of any Stockholder to promptly execute and deliver replacement Stock Powers as herein provided, the Representative, acting as attorney-in-fact for each Stockholder, shall promptly execute on behalf of such Stockholder, and deliver to the Escrow Agent, replacement Stock Powers for any Escrow Shares or other shares of stock or securities that are or become Escrowed Property.

                  3.3 NO TRANSFER OR ENCUMBRANCE. Except to the extent expressly permitted by the provisions of this Section 3.3, no Escrowed Property or any beneficial interest therein may be sold, assigned, pledged, encumbered or otherwise transferred (including without limitation by operation of law, other than a conversion of shares in a merger or consolidation) by any Stockholder


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or be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of a Stockholder (other than such Stockholder's obligations under this Agreement) prior to the delivery and release to the Stockholders of the Escrowed Property by the Escrow Agent in accordance with the provisions of Section 5 hereof; provided, however, that any Stockholder may transfer its share of the Escrowed Property hereunder so long as such transfer is by gift or upon death or permanent incapacity to his or her guardian, conservator, executor, administrator, trustees or beneficiaries under his or her will, spouse, children, stepchildren, grandchildren, parents, siblings or legal dependents, to a trust of which the beneficiary or beneficiaries of the corpus and the income shall be such a person and all such persons agree to be bound by the terms hereof or to partners of a Stockholder that is a partnership, provided that all of such partners agree to be bound by the terms hereof.

                  3.4 TREATMENT OF ESCROWED PROPERTY. The Escrowed Property shall be held by the Escrow Agent as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party hereto.

         4. ADMINISTRATION OF ESCROW ACCOUNT. The Escrow Agent shall administer the Escrow Account as follows:

                  4.1 CLAIM NOTICE. If TriZetto asserts a claim for indemnification under Article V of the Purchase Agreement on or prior to the Termination Date, then TriZetto shall promptly give written notice of such claim (a "Claim Notice"), including a copy of such claim and/or process and all legal pleadings in connection therewith, to the Representative in accordance with
Article V of the Purchase Agreement and the Escrow Agent in accordance with
Article VI hereof. Each Claim Notice shall state the amount of claimed Claims and Liabilities (the "Claimed Amount") and the basis for such claim.

                  4.2 RESPONSE NOTICE. Within thirty (30) days after delivery of a Claim Notice to the Representative, the Representative shall give to TriZetto, with a copy to the Escrow Agent, a written response (the "Response Notice") in which the Representative shall either:

                           (a) agree that such portions of the Escrowed Property
having a value (computed in accordance with Section 4.4 below) equal to the full Claimed Amount may be released from the Escrow Account and delivered to TriZetto; or

                           (b) agree that a portion of the Escrowed Property
having a value (computed in accordance with Section 4.4 below) equal to a specified part, but not all, of the Claimed Amount (the "Agreed Amount") may be released from the Escrow Account to TriZetto and contest the remaining portion of the Escrowed Property; or

                           (c) contest that any of the Escrowed Property may be
released from the Escrow Account to TriZetto.

         The Representative may contest the release of Escrowed Property only based upon a good faith belief that all or such portion of the Claimed Amount does not constitute Claims and Liabilities, or does not constitute the actual amount of Claims and Liabilities incurred for which TriZetto is entitled to indemnification under Article V of the Purchase Agreement. If no Response Notice is


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delivered by the Representative within such thirty (30) day period, then the
Representative shall be deemed to have agreed that the full Claimed Amount may be released and delivered from the Escrow Account to TriZetto.

                  4.3 RELEASE WITHOUT CONTEST.

                           (a) If in his Response Notice the Representative
agrees (or if the Representative fails to deliver a Response Notice within the required time period and as such is deemed to have agreed) that the Escrowed Property having a value (computed in accordance with Section 4.4 below) equal to the full Claimed Amount may be released from the Escrow Account to TriZetto, then the Escrow Agent shall promptly thereafter deliver to TriZetto from the Escrow Account Escrowed Property having a value (computed in accordance with Section 4.4 below) equal to the Claimed Amount (or such lesser amount as is then held in the Escrow Account).

                           (b) If the Representative in the Response Notice
agrees that Escrowed Property having a value (computed in accordance with Section 4.4 below) equal to the Agreed Amount may be released from the Escrow Account to TriZetto in the respective amounts set forth in the Response Notice, then the Escrow Agent shall promptly thereafter deliver to TriZetto such Agreed Amount or such lesser amount as is then held in the Escrow Account, and the provisions of Section 5 shall apply to the contested portion of the Claimed Amount. The amounts of Escrowed Property equal to the Agreed Amount that are to be released by the Escrow Agent to TriZetto from the Escrow Account under this Section shall be in such proportions of Escrow Shares and other Escrowed Property as may be requested by the Representative (subject to the availability of such type(s) of Escrowed Property at such time).

                  4.4 VALUE OF ESCROWED PROPERTY. For purposes of determining the amount of Escrowed Property to be delivered out of the Escrow to TriZetto as all or part of any Claimed Amount hereunder and determining the value of any Escrowed Property for any other purpose hereunder Escrowed Property that is cash will be deemed to have a value equal to the amount of such cash in U.S. Dollars. The Shares of TriZetto Common Stock will be deemed to have a fair market value determined as follows: (i) the average closing price of TriZetto Common Stock for the five (5) trading days immediately preceding the anticipated date of transfer of such shares, if TriZetto Common Stock is registered under the Securities Exchange Act of 1934 and trades on the New York or American Stock Exchanges or on the Nasdaq Stock Market, or (ii) as determined by the Board of Directors of TriZetto in good faith. If the Representative disagrees with the fair market value as determined by the Board of Directors, then the Representative may submit the dispute to Arbitration pursuant to Section 5 below.

         5. ARBITRATION OF CONTESTED RELEASES.

                 5.1 ARBITRATION OF DISPUTES OVER ESCROW RELEASE. If the Representative gives a Response Notice contesting the release of Escrowed Property equal to all or any part of the Claimed Amount set forth in the applicable Claim Notice, as provided in Section 4.2 above (the "Contested Amount"), then such dispute shall be settled by mandatory binding arbitration in Orange County, California in accordance with the provisions of this Section 5 and the Commercial Arbitration Rules of the American Arbitration Association then in effect (the "AAA Rules"), unless TriZetto and the Representative settle such dispute in a written settlement agreement executed by


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TriZetto and the Representative on behalf of and binding on each of the
Stockholders and TriZetto. The provisions of this Section 5 shall prevail and govern in the event of any conflict between such provisions and the AAA Rules.

                  5.2 ARBITRATOR. Unless otherwise mutually agreed by TriZetto and the Representative, the arbitration will be heard and decided by a single arbitrator who shall be selected as provided in Section 5.3.

                  5.3 SELECTION OF ARBITRATOR. TriZetto and the Representative will mutually agree on an arbitrator selected from a list of arbitrators who are attorneys-at-law who practice business law and have significant experience with respect to the representation of companies which develop computer services and technology; provided that the arbitrator cannot have represented either TriZetto or any of the Stockholders in any previous matter. If TriZetto and the Representative cannot agree on the selection of the arbitrator from the above list of arbitrators, then the arbitrator shall be chosen by the American Arbitration Association.

                  5.4 TIME FOR ARBITRATION DECISION; EFFECT. The arbitrator shall decide each dispute to be arbitrated pursuant hereto within ninety (90) days after the selection of the arbitrator. The arbitrator's decision shall relate solely to whether TriZetto is entitled to receive the Contested Amount (or a portion thereof) pursuant to the applicable terms of the Purchase Agreement and this Agreement. The final decision of the arbitrator shall provide directions to the Escrow Agent as provided in Section 5.5 and shall be furnished to TriZetto, the Representative, and the Escrow Agent in writing and shall constitute a conclusive determination of all issues in question, binding upon TriZetto, the Representative, the Stockholders, and the Escrow Agent and shall not be contested by any of them. Upon the conclusion of any arbitration proceedings hereunder, the arbitrator will render findings of fact and conclusions of law and a written opinion setting forth the basis and reasons for any decision reached and instructions (if applicable) to the Escrow Agent as to the release of Escrowed Property and will deliver such documents to TriZetto, the Representative and the Escrow Agent, along with a signed copy of the award and the instructions (if any) to the Escrow Agent. The arbitrator chosen in accordance with these provisions will not have the power to alter, amend or otherwise affect the terms of this Section 5 or the provisions of this Agreement or the Purchase Agreement. Judgment upon the award rendered by the arbitrator may be entered in any court having competent jurisdiction over the subject matter thereof.

                  5.5 ACTIONS OF ESCROW AGENT PENDING ARBITRATION. After delivery of a Response Notice in which any or all of the Claimed Amount is contested by the Representative, the Escrow Agent shall continue to hold in the Escrow Account Escrowed Property having a value (computed in accordance with Section 4.4 of this Agreement) sufficient to cover the Contested Amount (but only to the extent that there is Escrowed Property remaining in the Escrow after payment to TriZetto of all uncontested Claimed Amounts), notwithstanding the occurrence of the Termination Date, until: (a) delivery of a copy of a settlement agreement executed by TriZetto and the Representative setting forth instructions to the Escrow Agent as to the release of such Escrowed Property that shall be made with respect to the Contested Amount; (b) delivery of a copy of the final decision of the arbitrator setting forth instructions to the Escrow Agent as to the release of Escrowed Property that shall be made with respect to the Contested Amount; or (c) receipt of a court order or judgment directing Escrow Agent to act with respect to the distribution of any Escrowed Property. The Escrow Agent shall thereupon release Escrowed Property from the Escrow Account (to the


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extent Escrowed Property is then held in the Escrow Account) in accordance with such settlement agreement, arbitrator's instructions, court order or judgment, as applicable. The Escrowed Property released by the Escrow Agent to TriZetto from the Escrow Account shall be in such proportions of Escrow Shares and/or other Escrowed Property, as may be requested by the Representative (subject to the availability of such type(s) of Escrowed Property at such time).

                  5.6 NO RESPONSIBILITY OF ESCROW AGENT TO RESOLVE DISPUTE. If any controversy arises involving any party to this Agreement (other than the Escrow Agent) concerning the subject matter of this Agreement, including a Contested Amount, the Escrow Agent will not be required to determine the controversy or to take any action until such dispute has been resolved.

                  5.7 RIGHT TO COUNSEL. TriZetto (on behalf of itself and any Indemnified Person(s)) and the Representative shall each have the right to employ its or his own legal counsel at its own expense to represent such person in any disputes arising under this Agreement.

                  5.8 COMPENSATION OF ARBITRATOR; ATTORNEYS' FEES. The arbitrator will be compensated for his or her services at a rate to be determined by the parties or by the American Arbitration Association, but based upon reasonable hourly or daily consulting rates for the arbitrator in the event the parties are not able to agree upon his or her rate of compensation. TriZetto, on the one hand, and the Stockholders, on the other hand, will each pay 50% of the compensation to be paid to the arbitrator in any such arbitration and 50% of the costs of transcripts and other normal and regular expenses of the arbitration proceedings (collectively, the "Arbitration Expenses"), with the portion of such Arbitration Expenses required to be borne by the Stockholders to be shared by the Stockholders based on the Stockholder's respective Pro Rata Shares. Unless the Arbitrator provides to the contrary in the decision, each side shall pay its own attorneys fees.

                  5.9 BURDEN OF PROOF. For any claim submitted to an arbitration hereunder, the burden of proof will be as it would be if the claim were litigated in a judicial proceeding.

                  5.10 EXCLUSIVE REMEDY. Except to the extent provided in
Article V of the Purchase Agreement, and except as specifically otherwise provided in this Agreement, arbitration in accordance with this Section 5 will be the sole and exclusive remedy of the parties for any dispute arising over the release of Escrowed Property from the Escrow hereunder.

         6. PAYMENT OF REMAINING ESCROWED PROPERTY TO STOCKHOLDERS.

                  6.1 ON TERMINATION DATE. On the Termination Date, the Escrow Agent shall deliver to TriZetto and the Representative a statement of the value (computed in accordance with Section 4.4 hereof) of the remaining balance of the Escrowed Property then remaining in the Escrow Account, and the total amount of all claims made pursuant to Sections 4 or 5 hereof in connection with the Escrow Account and not therefore resolved and paid (the excess, if any, of such remaining balance in such Escrow Account over the total amount of such claims against such Escrow Account shall be referred to as the "Final Escrow Balance"). TriZetto and the Representative each shall review the accuracy of the Final Escrow Balance and notify the Escrow Agent and each other of any asserted discrepancy within ten (10) business days of receipt of the foregoing statement. If the Escrow Agent has not been notified of any discrepancy by TriZetto or the Representative within the ten (10) business day period specified in the preceding sentence, then within twenty (20) business


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days after receipt by TriZetto and the Representative of such statement, the
Escrow Agent shall deliver to each of the Stockholders an amount of the Escrowed Property representing such Stockholder's Pro Rata Share of the Final Escrow Balance constituting Escrowed Property, free and clear of the Escrow created by this Agreement. After the last claim shall have been resolved pursuant to Sections 4 and 5 hereof and all Escrowed Property deliverable to TriZetto upon the resolution of all such claims has been delivered to TriZetto, the remaining balance, if any, of the Escrowed Property shall promptly be delivered by the Escrow Agent to each Stockholder pro rata, based on each Stockholder's Pro Rata Share, free and clear of the Escrow created by this Agreement.

                  6.2 DISTRIBUTION OF THE ESCROWED PROPERTY. All distributions of Escrowed Property to the Stockholders to be made by the Escrow Agent under this Section shall be made so that each Stockholder receives his or her Pro Rata Share of the total amount of each type of property (principally TriZetto Common Stock) constituting the Escrowed Property held in the Escrow Account immediately before such distribution.

                  6.3 DELIVERY METHODS. Delivery of Escrowed Property by the Escrow Agent shall be by registered mail or by nationally recognized overnight courier. The Escrow Agent shall not be responsible for obtaining insurance in connection with such delivery.

                  6.4 POWER TO TRANSFER ESCROW AMOUNTS. The Escrow Agent is hereby granted the power to effect any transfer of Escrowed Property permitted or required by this Agreement in accordance with its terms.

         7. FEES AND EXPENSES OF ESCROW AGENT AND REPRESENTATIVE.

                  7.1 ESCROW AGENT. TriZetto shall pay the fees of the Escrow Agent for the services to be rendered by the Escrow Agent hereunder; provided, however, that any extraordinary fees and expenses referred to in Section 7.3 below, including, without limitation, any fees or expenses incurred by the Escrow Agent in connection with a dispute over the distribution of Escrowed Property will be paid 50% by TriZetto and 50% by the Stockholders.

                  7.2 REPRESENTATIVE. The Representative will not be entitled to receive any compensation from TriZetto or the Stockholders in connection with this Agreement; however, the Stockholders shall indemnify and promptly reimburse the Representative for all reasonable expenses actually incurred by the Representative in connection with the performance of his duties hereunder (including, but not limited to, all losses, costs and expenses which the Representative may incur as a result of involvement in any legal proceedings arising from the performance of his duties hereunder) pro rata according to the Stockholders' respective Pro Rata Shares. TriZetto shall not have any obligation to reimburse the Representative for any expenses whatsoever.

                  7.3 ESCROW AGENT'S EXTRAORDINARY FEES. TriZetto and the Representative hereby acknowledge that all fees and usual charges for services of the Escrow Agent hereunder shall be considered compensation for ordinary services as contemplated by this Agreement. In the event that the Escrow Agent renders any service not provided for in this Agreement, or if the parties hereto request a substantial modification of the terms of this Agreement, or if any controversy arises and the Escrow Agent is made a party to any litigation pertaining to this Agreement or its subject matter, then the Escrow Agent shall be reasonably compensated for such extraordinary services and


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reimbursed for all reasonable costs, attorney's fees and expenses incurred by the Escrow Agent in rendering such extraordinary services, which costs, fees and expenses shall be borne by TriZetto and the Stockholders as provided in Section
7.1 above.

         8. LIABILITY AND AUTHORITY OF REPRESENTATIVE; SUCCESSORS AND ASSIGNEES.

                  8.1 LIMITS ON LIABILITY. The Representative shall incur no liability with respect to any action taken or suffered by him in his capacity as Representative in reliance upon any note, direction, instruction, consent, statement or other documents believed by him in good faith to be genuinely and duly authorized, nor for other action or inaction except his own willful misconduct or gross negligence. The Representative may, in all questions arising under this Escrow Agreement, rely on the advice of counsel, and for anything done, omitted or suffered in good faith by the Representative based on such advice, the Representative shall not be liable to anyone.

                  8.2 SUCCESSOR REPRESENTATIVES. In the event of the death or permanent disability of the Representative, or the resignation of Representative as the representative of the Stockholders hereunder, a successor Representative shall be elected by a majority vote of the Stockholders, with each such Stockholder (or his or her successors or assigns) to be given a weighted vote based on such Stockholder's Pro Rata Share. Each successor Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Representative, and the term "Representative" as used herein shall be deemed to include each successor Representative.

                 8.3 AUTHORITY OF REPRESENTATIVE. The Representative shall have full power and authority to represent the Stockholders and their successors with respect to all matters arising under this Agreement or related to the subject matter hereof and all actions taken by the Representative hereunder shall be binding upon each and all of the Stockholders and their successors, as if expressly confirmed and ratified in writing by each of them. Without limiting the generality of the foregoing, the Representative shall have full power and authority to interpret all of the terms and provisions of this Agreement, to compromise and settle any claims asserted hereunder and to authorize payments to be made with respect thereto, on behalf of the Stockholders and their successors. The Stockholders have consented to the appointment of the Representative as representative of the Stockholders and as the attorney-in-fact and agent for and on behalf of each Stockholder for the purposes of taking actions and executing agreements and documents on behalf of any of the Stockholders as provided in this Agreement, and, subject to the express limitations set forth below, the taking by the Representative of any and all actions and the making of any decisions required or permitted to be taken by him under this Agreement, including, but not limited to, the exercise of the power to authorize delivery to TriZetto of Escrowed Property and to take all actions necessary in the judgment of the Representative for the accomplishment of the foregoing and all of the other terms, conditions and limitations of this Agreement. The Representative will have unlimited authority and power to act on behalf of each Stockholder with respect to this Agreement and the disposition, settlement or other handling of all claims, rights or obligations arising under this Agreement with respect to Escrowed Property so long as all Stockholders are treated in the same manner (unless the Stockholders otherwise consent). The Stockholders will be bound by all actions taken by the Representative in connection with this Agreement, and TriZetto will be entitled to rely on any action or decision of the Representative.


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         9. LIMITATION OF ESCROW AGENT'S RESPONSIBILITY AND LIABILITY.

                  9.1 LIMITATION OF RESPONSIBILITY. The Escrow Agent's duties are limited to those set forth in this Agreement, and the Escrow Agent, acting as such under this Agreement, is not charged with knowledge of or any duties or responsibilities under any other document or agreement, including, without limitation, the Purchase Agreement. The Escrow Agent may execute any of its powers or responsibilities hereunder and exercise any rights hereunder either directly or by or through its agents or attorneys. Nothing in this Escrow Agreement will be deemed to impose upon the Escrow Agent any duty to qualify to do business or to act as a fiduciary or otherwise in any jurisdiction. The Escrow Agent will not be responsible for, and will not be under a duty to examine into or pass upon, the validity, binding effect, execution or sufficiency of this Escrow Agreement or of any agreement mandatory or supplemental hereto.

                  9.2 LIMITATION OF LIABILITY. The Escrow Agent will incur no liability with respect to any action taken, not taken or suffered by it in reliance upon any notice, direction, instruction, consent, statement or other document believed by it to be genuine and duly authorized, nor for any other action or inaction, except its own gross negligence or willful misconduct . In all questions arising under this Agreement, the Escrow Agent may rely on the advice of counsel, and for anything done, omitted or suffered in good faith by the Escrow Agent based on such advice, the Escrow Agent will not be liable to anyone, provided that the Escrow Agent shall have used reasonable care in the selection of such counsel. The Escrow Agent will not be required to take any action hereunder involving any expense unless the payment of such expense is made or provided for in a manner satisfactory to it. The Escrow Agent will not be liable for any action taken or omitted to be taken by it in good faith unless a court of competent jurisdiction determines that the Escrow Agent's gross negligence or willful misconduct was the cause of any loss to TriZetto, the Representative, or any Stockholder. The Escrow Agent makes no representation or warranty with respect to, and is not responsible for, the Escrowed Amount, other than any losses resulting from its gross negligence or willful misconduct. The Escrow Agent will have no duty to solicit the delivery from TriZetto of any Escrowed Property. The Escrow Agent will have no obligation with respect to the Escrowed Property other than to (i) keep safely all property held in escrow,
(ii) withhold the release of Escrowed Property to the Stockholders, or (iii) release the Escrowed Property to TriZetto, as the case may be, to the extent expressly provided in this Agreement.

                  9.3 INDEMNITY. TriZetto and each of the Stockholders (each an "Indemnifying Party" and together the "Indemnifying Parties"), each hereby jointly and severally covenants and agrees to reimburse, indemnify and hold harmless the Escrow Agent and its employees and agents from and against any loss, damage or liability suffered, incurred by or asserted against the Escrow Agent (including amounts paid in settlement of any action, suit, proceeding, or claim brought or threatened to be brought and including reasonable expenses of legal counsel) arising out of, in connection with or based upon any act or omission by the Escrow Agent relating in any way to this Agreement or the Escrow Agent's services hereunder; provided, however, that the liability of any Stockholder shall be limited to such Stockholder's pro rata share of the liability of all of the Stockholders hereunder, based on the number of shares of CBS stock held by such Stockholder. This indemnity will not apply to any such loss, damage or liability arising from the gross negligence or willful misconduct on the Escrow Agent's part. Anything in this Agreement to the contrary notwithstanding, in no event will the Escrow Agent be liable for special, indirect or consequential


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

damage or loss of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

                  9.4 PARTICIPATION IN DEFENSE OF THE ESCROW AGENT. Each Indemnifying Party may participate at its own expense in the defense of any claim or action that may be asserted against the Escrow Agent, and if the Indemnifying Parties so elect, the Indemnifying Parties may assume the defense of such claim or action; provided, however, that if there exists a conflict of interest that would make it inappropriate for the same counsel to represent both the Escrow Agent and the Indemnifying Parties, the Escrow Agent's retention of separate counsel will be reimbursable as provided in Section 9.3. The Escrow Agent's right to indemnification hereunder will survive the Escrow Agent's resignation or removal as escrow agent hereunder and will survive the termination of this Agreement by lapse of time or otherwise.

                  9.5 NOTICE OF CLAIMS AGAINST ESCROW AGENT. The Escrow Agent will notify each Indemnifying Party by letter, or by telephone or telecopy confirmed by letter sent U.S. first class mail, registered or certified, of any receipt by the Escrow Agent of a written assertion of a claim against the Escrow Agent related to this Agreement, or any action commenced against the Escrow Agent, within ten (10) business days after the Escrow Agent's receipt of written notice of such claim. However, the Escrow Agent's failure to so notify each Indemnifying Party will not operate in any manner whatsoever to relieve an Indemnifying Party from any liability that it may have otherwise than on account of this Section 9. In the event the Escrow Agent fails to so notify each Indemnifying Party and an Indemnifying Party is prejudiced thereby, then such Indemnifying Party will not have liability to Escrow Agent under this Section 9.

         10. SUCCESSOR ESCROW AGENT. In the event the Escrow Agent becomes unavailable or unwilling to continue in its capacity herewith, the Escrow Agent may resign at any time and be discharged from its duties or obligations hereunder by giving a written resignation to the parties to this Escrow Agreement, specifying not less than thirty (30) days prior written notice of the date when such resignation shall take effect; provided, however, that no such resignation shall become effective until the appointment of a successor Escrow Agent and acceptance of such appointment by such successor Escrow Agent. TriZetto may appoint a successor Escrow Agent without the consent of the Representative so long as such successor is a bank with assets of at least Five Hundred Million Dollars ($500,000,000) which has no direct depository or lending relationship with TriZetto and which is qualified to do business in the State of California, and may appoint any other successor Escrow Agent with the consent of the Representative, which shall not be unreasonably withheld. If, within such notice period, TriZetto provides to the Escrow Agent written instructions with respect to the appointment of a successor Escrow Agent in accordance with this
Section 10 and directions for the transfer of any Escrowed Property then held by the Escrow Agent to such successor, the Escrow Agent shall act in accordance with such instructions and promptly transfer such Escrowed Property to such designated successor. If no successor Escrow Agent is appointed within sixty
(60) days of the date specified for the Escrow Agent's resignation to take effect, the Escrow Agent shall have the right to apply to a court of competent jurisdiction for such appointment at the expense of TriZetto. Each successor Escrow Agent shall execute and deliver an instrument accepting such appointment and shall, without further acts, be vested in all the estates, properties, rights, powers and duties of the Escrow Agent or any other predecessor Escrow Agent as if originally named as Escrow Agent hereunder.

        11. TERMINATION. This Agreement shall terminate upon the earlier of (a) the Termination Date, assuming there are no contests regarding the Escrowed Property, or (b) the release by the Escrow Agent of all of the Escrowed Property in accordance with this Agreement. In the event that a contests exists on the Termination Date, the Escrow shall continue in place until the dispute is resolved pursuant to Section 5.

        12. NOTICES. All notices, requests, consents, and other communications hereunder shall be in writing and shall be deemed to have been properly given or made on the date personally delivered or on the date mailed, by first class registered or certified mail with postage prepaid, by private nationally recognized courier service or by facsimile and confirmed, if delivered, mailed, courier or facsimile to the respective parties hereto at the following addresses:

         IF THE ESCROW AGENT:

                  Bankers Trust Company of California, N.A.
                  3 Park Plaza, Sixteenth Floor
                  Irvine, California  92614
                  Attention:  Joseph L. Campbell

         IF TO TRIZETTO TO:

                  The TriZetto Group, Inc.
                  567 San Nicolas Drive, Suite 360
                  Newport Beach, CA 92660
                  Attention:  Mr. Brian Karr

                  WITH A COPY TO:

                  Stradling Yocca Carlson & Rauth
                  660 Newport Center Drive, Suite 1600
                  Newport Beach, California 92660
                  Attention:  K.C. Schaaf, Esq.

         IF TO CBS, TO:

                  Creative Business Solutions, Inc.
                  8402 Sterling, #2020
                  Irving, TX  75063
                  Attention:  Dennis Cannelis

                  WITH A COPY TO:

                  McGuire, Woods, Battle & Boothe LLP
                  NationsBank Corporate Center Suite 2900
                  100 No. Tryon Street
                  Charlotte, North Carolina 28202-4011
                  Attn:  Stephen J. Manzano, Esq.

         IF TO THE STOCKHOLDERS:

                  The address set forth on Exhibit A attached hereto.

         Any party hereto may designate a different address by providing written notice of such new address to the other parties hereto.

         13. MISCELLANEOUS.

                  13.1 GOVERNING LAW; ASSIGNS. This Agreement will be governed by and construed in accordance with the internal laws of the State of California without regard to conflict-of-law principles and will be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

                  13.2 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

                  13.3 ENTIRE AGREEMENT; SEVERABILITY. Except as otherwise set forth in the Purchase Agreement, this Agreement constitutes the entire understanding and agreement of the parties with respect to the subject matter of this Agreement and supersedes all prior agreements or understandings, written or oral, between the parties with respect to the subject matter hereof. If any provision of this Agreement is held to be illegal or unenforceable by a tribunal of competent jurisdiction, then such provision shall not be voided, but shall be deemed modified to the extent necessary to make such provision lawful and enforceable, and the other provisions of this Agreement shall remain in full force and effect.

                  13.4 WAIVERS. No waiver by any party hereto of any condition or of any breach of any provision of this Agreement will be effective unless in writing. No waiver by any party of any such condition or breach, in any one instance, will be deemed to be a further or continuing waiver of any such condition or breach or a waiver of any other condition or breach of any other provision contained herein.

                  13.5 AMENDMENT. This Agreement may be amended by the written agreement of TriZetto, the Escrow Agent and the Representative, provided that, if the Escrow Agent does not agree to an amendment agreed upon by TriZetto and the Representative, the Escrow Agent will resign (which resignation shall be effective immediately and, in any event, prior to the effective date of the amendment) and TriZetto will appoint a successor Escrow Agent in accordance with
Section 10 hereof. No such amendment may treat any one Stockholder differently from the other Stockholders unless consented to in writing by Stockholders having beneficial ownership in a majority of the outstanding Escrowed Property, including the consent of any Stockholder who is to be treated differently.

         IN WITNESS WHEREOF, the parties have duly executed this Escrow Agreement as of the day and year first above written.

                                      THE TRIZETTO GROUP, INC., THE "COMPANY"


                                           By:  /s/  Jeffrey H. Margolis
                                                --------------------------------
                                           Its:  President and CEO
                                                --------------------------------


                                      BANKERS TRUST COMPANY OF CALIFORNIA, N.A.,
                                      "ESCROW AGENT"


                                           By:  /s/  Barbara Campbell
                                                --------------------------------
                                           Its:  Assistant Secretary
                                                --------------------------------


                                      DENNIS CANNELIS, "REPRESENTATIVE" AND
                                      STOCKHOLDER"


                                      /s/  Dennis Cannelis
                                      ------------------------------------------
                                      Dennis Cannelis


                                      "STOCKHOLDERS"


                                      /s/  Lawrence Holbrook
                                      ------------------------------------------
                                      Lawrence Holbrook


                                      /s/  Kevin Clark
                                      ------------------------------------------
                                      Kevin Clark


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